EXHIBIT 10.3

FORM OF SPECIAL PERFORMANCE STOCK UNITS GRANT NOTICE [2012]	[FHN logo]

             Special Performance Stock Units

[name]

You have been granted special Performance Stock Units (PSUs) of First Horizon National Corporation as follows:

GRANT DATE:		GOVERNING PLAN:	Equity Compensation Plan
NUMBER OF PSUs GRANTED:	_________ units	PERFORMANCE PERIOD:	5-year period ending on the Vesting Date
GRANT DATE STOCK PRICE:	$ _____ per share	VESTING DATE:	[5th anniversary of Grant Date]

This PSU award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) that are in effect during the performance and vesting periods. This is a Section 10 Award under the Plan. This award is subject to the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”) as in effect during the vesting period.

PSUs are not shares of stock and are not transferable. Each PSU that vests will result in one share of FHNC common stock being issued to you, subject to withholding for taxes, as provided in Exhibit A. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the fair market value of vested shares on the Vesting Date.

PSUs that have not been forfeited prior to the Vesting Date will have “performed” if either performance goal for this award is achieved during the Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on achievement of either a specified stock price, or a specified total shareholder return, during the Performance Period. PSUs that do not perform by the Vesting Date automatically are forfeited on the Vesting Date.

This PSU award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the vesting date; but (b) if your termination of employment occurs because of your death or permanent disability, the PSUs will be partially forfeited in proportion to the part of the Performance Period during which you are not employed, as determined by the Committee. The reduced PSUs will vest or not vest based on achievement of performance goals over the entire Performance Period.

If a Change in Control (as defined in the Governing Plan) occurs, this PSU award is subject to reduction as provided in Exhibit A. Following a Change in Control, if you experience a Qualifying Termination of your employment the portion of this award then outstanding will vest and be paid as provided in the Governing Plan.

Currently the Plan and Policy provide for forfeiture of PSUs or recovery of PSU proceeds if you engage in certain types of misconduct or if reported data which impacts performance is materially false or misleading and you are substantially responsible for its accuracy.

This PSU award will be forfeited, or if already vested you must pay in cash to FHNC the gross pre-tax value of the award measured at vesting, if during the restriction period applicable to this award you, acting on your own behalf or acting on behalf of or in concert with any other person or entity, in any manner directly or indirectly: (i) compete with, or become an officer, employee, director, agent, advisor, consultant, or more-than-5% owner of any competitor of, FHNC or any of its subsidiaries; (ii) disparage or embarrass FHNC or any of its subsidiaries, policies, practices, products, officers, directors, or employees in any manner whatsoever; (iii) disclose to anyone any confidential, proprietary, or other non-public information concerning FHNC, any of its subsidiaries, or any of their customers, officers, directors, or employees; or (iv) solicit, hire, or encourage any person who is then an employee or customer of FHNC or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FHNC or any and all of its subsidiaries or affiliates. The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this PSU award, you acknowledge that FHNC may reduce or offset other amounts owed to you, including but not limited to wages or commissions owed, among other things, to satisfy any repayment obligation.

Your PSUs will accrue cash dividend equivalents, to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with vested PSUs will be paid in cash at vesting or in the next payroll cycle. Dividend equivalents associated with forfeited PSUs likewise are forfeited. Stock splits and stock dividends will result in a proportionate adjustment to the number of PSUs as provided in the Plan and Procedures.

Vesting is a taxable event for you. Your withholding and other taxes will depend upon FHNC’s stock value on the vesting date and the amount of dividend equivalents paid to you. As of the Grant Date, the Committee’s Procedures provide that FHNC will withhold shares and cash at vesting in the amount necessary to cover your required withholding taxes; however, the Procedures may be changed at any time. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, it will result in the forfeiture of your PSUs.

Questions about your PSU award?

Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your PSU grant or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact Fidelity Investment’s Executive Relationship Officer at             . For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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